Exhibit 21

                     Subsidiaries

            Name                        Jurisdiction of Organization

    Bank of Luxemburg                             Wisconsin
    Area Development Corporation                  Wisconsin
    Luxemburg Investment Corporation *             Nevada

       * A wholly-owned subsidiary of Bank of Luxemburg